                                                                Exhibit 1.A.5(b)

                                                                          NEV-49

Rider:  Level Term Insurance

The Company agrees that if the Insured dies while this Rider is in force, the amount of level term insurance under this Rider will be paid.

Renewal
The Rider will be renewed automatically for successive periods of one year from the Expiry Date to a new expiry date one year later by payment of the monthly deduction for the Rider. It cannot be renewed beyond the Final Expiry Date shown in the Policy Schedule.

Cost of Rider
The cost for this Rider is charged as part of the Monthly Deductions. The rates will be set by the Company each year on the policy anniversary based on the expectations of the Company as to future experience. The rates are guaranteed for one year. The rates for the Rider will never be more than the rates shown in the Table of Guaranteed Monthly Insurance Rates per $1,000 of Level Term Insurance.

Decrease in Term Amount
The Term Amount can be decreased by written application to the Company; but only if the Term Amount which will remain after a decrease is at least $10,000, except with the consent of the Company. The application for a decrease will be made a part of the Rider.

Date of Issue
The Date of Issue of this Rider is the same as the Date of Issue of the Policy unless a later Date of Issue is shown for the Rider in the Policy Schedule. Rider years will coincide with policy years. If this Rider is issued after the Date of Issue of the Policy, the first rider year will begin on the policy anniversary on or next following the Date of Issue of the Rider. The term insurance provided by this Rider will be in force from the Date of Issue of the Rider. The effective date of this Rider is its Date of Issue.

Not Contestable After Two Years
This Rider will not be contestable after it has been in force during the life of the Insured for two years from its Date of Issue.

Suicide Within Two Years
If the Insured dies by suicide while sane or insane within two years from the Date of Issue of this Rider: the amount of level term insurance will not be paid; and the monthly deductions made to pay for the Rider will be included in the policy proceeds.

Contract
A copy of the application for this Rider is attached to and made a part of the Rider. This Rider is made a part of the Policy to which it is attached if the Rider is listed in the Policy Schedule. This Rider has no cash value.

Exchange Option
The Owner can, before the policy anniversary on which the Insured is age 70, exchange this Rider: for a new policy; or for an Increase in Face Amount for this Policy after the first policy year. The exchange can be made without proof that the Insured is insurable. If the exchange is for a new policy, the new policy will be issued:

 .    With a Face Amount equal to the amount of term insurance then provided by this Rider;

 .    Based on the actual underwriting class to which the Insured was assigned by the Company on the Date of Issue of this Rider;

 .    On any plan of single life Variable Life insurance issued by the Company on the Policy Date of the new policy;

 .    On a policy form and at rates in use by the Company on the Policy Date of the new policy;

 .    With a current Policy Date and Age of Insured; and

 .    Subject to any assignments and limitations to which this Rider is subject, and to the payment of the first premium for the new policy.

Riders can be attached to the new policy only with the consent of the Company.

The Contestable and Suicide periods of the new policy will be measured from the Date of Issue of this Rider.

If the exchange is for an Increase in Face Amount, any Increase in Face Amount is subject to:

 .    New insurance for the amount of the increase on the same plan at the age of the Insured on the Adjustment Date being allowed under the underwriting rules of the Company;

 .    The amount of the increase being at least $10,000, except with the consent of the Company; and

 .    A Monthly Deduction for that increase.

An increase will be effective on the Adjustment Date shown in the new Policy Schedule.

On an Adjustment Date you can have only one increase in Face Amount. Therefore, if you request an exchange of term insurance for an increase in Face Amount and an additional increase in Face Amount for this Policy:

 .    If the two increases will be on the same underwriting class, the two requests will be combined and processed as one adjustment; otherwise.

 .    The additional increase in Face Amount will be processed first and the exchange of term insurance will be processed one month later.

Termination
This Rider will terminate upon the earliest of: (a) termination or maturity of the Policy; (b) exchange of the Rider for a new policy; (c) receipt by the Company at its Administrative Office of written request signed by the Owner of the Policy to terminate the Rider; and (d) the end of the Final Expiry Date shown for the Rider in the Policy Schedule.

New England Variable Life Insurance Company
Administrative Office:
501 Boylston Street, Boston, Massachusetts

Robert A. Shafto          H. James Wilson
/s/                       /s/
President                 Secretary

Table of Guaranteed Monthly Insurance Rates Per $1,000 of Level Term Insurance

Policy Number:  Specimen

                          Year                   Rate
                            1                   0.2192
                            2                   0.2342
                            3                   0.2533
                            4                   0.2750
                            5                   0.3000
                            6                   0.3283
                            7                   0.3617
                            8                   0.3958
                            9                   0.4350
                           10                   0.4758
                           11                   0.5225
                           12                   0.5692
                           13                   0.6200
                           14                   0.6733
                           15                   0.7333
                           16                   0.7967
                           17                   0.8700
                           18                   0.9517
                           19                   1.0450
                           20                   1.1500


H. James Wilson
/s/
Secretary

                                                                          NEV-54

Rider:  Children's insurance

The Company agrees that if an Insured Child dies while the Rider is in force the Amount Insured will be paid to the Beneficiary of the Rider.

Amount Insured
The Amount insured under this Rider on each insured Child at and after age 6 months is the amount shown for the Rider in the Policy Schedule, or half of that amount before age 6 months.

Insured Child
Any child, stepchild or legally adopted child of the insured is an insured Child if named in the application for this Rider. Any child of the insured born after the date of the application for this Rider will become an Insured Child at age 15 days. Any child who is legally adopted by the Insured after the date of the application for this Rider but before the child's 18th birthday will become an Insured Child at age 15 days or on the date of adoption, if later. Each Insured Child will cease to be an Insured Child on the first to occur of: (a) his or her 25th birthday; (b) the Expiry Date shown in the Policy Schedule; or (c) exchange of the insurance provided by the Rider on that Insured Child.

The Insured
The "Insured" referred to in this Rider is the Insured under the Policy to which the Rider is attached.

Premiums For This Rider
Premiums for this Rider are charged as part of the Monthly Deductions. The premiums for the Rider are shown in the Table of Premiums for Children's Insurance.

Reinstatement Within 62 days
If this Rider lapses because a premium for the Rider remains unpaid at the end of its grace period, it can be reinstated by payment of the premium within 62 days after the date the Monthly Deduction was due, but only if each Insured Child is living at the time of payment. (See Limitations below.)

Reinstatement at a Later Time
This Rider can be reinstated at a later time. (See Limitations below.) Reinstatement will then be subject to:

 .    Proof that each Insured Child is then insurable; and

 .    Payment, while each Insured Child is living, of a premium large enough to keep the Rider in force for at least two months.

Limitations on Reinstatement
This Rider reinstated only if the Policy is also reinstated or is in force. The Rider cannot be reinstated except with the consent of the Company, if more than seven years have passed since the date the Rider lapsed.

Date of Issue
The Date or issue of this Rider is the same as the Date of Issue of the Policy unless a later Date of Issue is shown for the Rider in the Policy Schedule. Rider years will coincide with policy years. If this Rider is issued after the Date of Issue of the Policy, the first rider year will begin on the Policy anniversary on or next following the Date of Issue of the Rider. The insurance provided by this Rider will be in force from the Date of Issue of the Rider. The effective date of the Rider is the Date of Issue.

Not Contestable After Two Years
This Rider will not be contestable after it has been in force during the life of the Insured for two years from the Date of Issue of the Rider.

Suicide Within Two Years
If the insured dies by suicide while sane or insane within two years from the Date of Issue of this Rider:

 .    The Rider will not become paid-up under the Paid-up Benefit provision:

 .    The Rider will terminate; and

 .    The Premiums paid for the Rider will be included in the Policy proceeds.

Contract
A copy of the application for this Rider is attached to and made a part of the Rider. This Rider is made a part of the Policy to which it is attached if the Rider is listed in the Policy Schedule.

Paid-up Benefit
If the Insured dies while premiums are being paid for this Rider, it will become fully paid-up for the Amount Insured;

and no further premiums will be due. This benefit will not apply if there is an Aviation Death.

Extra Amount of Insurance
The Company will provide an extra amount of insurance on an insured Child for 90 days at no extra charge when:

 .    That Insured Child marries;
 .    A child is born to that Insured Child;
 .    A child is legally adopted by that Insured Child.

The extra amount of insurance will be four times the Amount Insured under this Rider. On receipt of proof that the Insured Child died within 90 days after the marriage, birth or adoption the Company will pay the extra amount to the estate of that Insured Child. The extra insurance will expire at the end of 90 days after the marriage, birth or adoption. In no event will the amount of extra insurance on an Insured Child be more than four times the Amount Insured if any 90 day periods overlap.

Beneficiary Of This Rider
Unless otherwise provided, the Beneficiary of this Rider: (a) will be the Insured, if the Insured is living;: and (b) will be the estate of the Insured Child upon whose death payment is to be made, if the Insured is dead.

Owner Of This Rider
The Owner of this Rider: (a) will be the Owner of the Policy, if the Insured is living: (b) will be each surviving Insured Child as to the insurance then in force under the Rider on the life of that Insured Child, if the Insured is dead; and (c) cannot be changed.

Exchange Option
The Owner may exchange the insurance in force under this Rider on each Insured Child for a new policy on that Insured Child's Date of Exchange. The Date of Exchange is the 25th birthday of that Insured Child or, if earlier, the Expiry Date of this Rider. An Insured Child's Date of Exchange can be advanced to the date any extra amount of insurance on that Insured Child expires under this Rider. The new policy will be issued:

 .    On the life of the Insured Child;

 .    Without proof of insurability;

 .    With a Face Amount not more than 5 times the Amount Insured under this
     Rider on the Insured Child;

 .    In the same underwriting class as this Rider:

 .    With a current Policy Date and Age of Insured;

 .    On any plan of single life Variable Life Insurance issued by the company on the Policy Date of the new policy;

 .    On a policy form and at rates in use by the Company on the Policy Date of the new Policy; and

 .    Subject to any assignments and limitations to which this Rider is subject and to the exchange cost described below.

The exchange may be made only with the consent of the Company if:

 .    The amount of insurance to be exchanged is less than the Company's published minimum limits of issue.

Exchange Cost
The exchange is subject to payment of the first premium for the new policy.

Cash Value
Paid-up insurance on each Insured Child under the Paid-up Benefit provision has a cash value equal to the net single premium which would be required to provide the insurance at the age of the insured Child on the date of the valuation. For 31 days after each policy anniversary, the value will not be less than on the anniversary. The cash value will be paid: (a) to the Insured Child as Owner if insurance on his or her life is exchanged; or (b) to each surviving Insured Child as Owner if the Rider is terminated under (c) of the termination provision.

The cash value of paid-up insurance under this Rider will not increase the cash value of the Policy to which the Rider is attached. This Rider has no loan value.

Basis of Values
Minimum Cash Values and Reserves are based on the Commissioners 1980 Standard Ordinary Mortality Table. Interest is compounded daily at the effective rate of 4% per year.

Termination
This Rider will terminate upon the earliest of:

(a)  Termination or maturity of the Policy other than by death of the insured;

(b}  The Expiry Date shown for the Rider in the Policy Schedule; or

(c) Receipt at the Administrative Office of the Company of written election signed by the Owner of the Rider to terminate the Rider.

Table of Premiums For Children's Insurance

The premium in each month is equal to:

 .    The amount shown for the Rider in the Policy Schedule divided by 1,000.
              TIMES

 .    $.50.


New England Variable Life Insurance Company
Administrative Office:
501 Boylston Street, Boston, Massachusetts


Robert A. Shafto        H. James Wilson
/s/                     /s/
President               Secretary

                                                                          NEV-79

Rider:  Waiver of Monthly Deductions - Disability of Insured

The Company agrees to waive the monthly deductions for the Policy and all Riders on receipt of proof that total disability of the insured:

 .    Started while this Rider was in force: and
 .    Has continued for at least six months.

Definitions
"Total disability" means disability of the Insured:

 .    Which results from sickness or accidental bodily injury; and

 .    Which continuously prevents the Insured from working for pay or profit.

During the first 36 months of disability, "working" means engaging in the occupation which was the regular occupation of the Insured when total disability started; and thereafter means engaging in any occupation for which the Insured is or becomes fit by education, training or experience.

Total disability may be the result of a sickness which began or an injury which occurred either before or after this Rider was Issued.

"Working for pay or profit" includes attending school or college as a full time student, if that was the main occupation of the Insured when the disability started.

Total disability will be presumed if, as the result of a sickness or an accidental bodily injury, the insured has a total loss, which begins while this Rider is in force of:

 .    Speech; or sight in both eyes; or hearing in both ears; or

 .    Use of both hands; or use of both feet; or use of one hand and one foot.

Total disability will be presumed as long as the loss continues, even if the Insured is working for pay or profit.

Exclusion
This Rider does not provide benefits for total disability which results from a sickness or an injury caused by war or an act of war after the Date of Issue of this Rider.

Increase in Waiver Coverage
Coverage under this Rider can be increased, subject to the underwriting rules of the Company, when the Face Amount is increased if the Insured is not totally disabled. Increase is subject to:

 .    The terms of the Adjustment Section of the Policy;

 .    The limits of the Company for Waiver of Monthly Deductions benefits; and

 .    An increase in the premiums for the Rider.

Application to increase the Face Amount will be deemed to be application to increase coverage under this Rider also, unless otherwise stated.

Monthly Deductions to be Waived
After total disability has continued for at least six months, monthly deductions will be waived for the period:

 .    Which starts on the first day of the policy month in which total disability started; and

 .    Which ends at the end of the second full policy month after total disability ends.

No monthly deductions will be waived beyond the policy anniversary or which the Insured is age 65, unless total disability has been continuous for the full five year period which ends on that anniversary.

Monthly deductions will not be waived for any period more than one year before proof of total disability is received by the Company at its Administrative Office.

The amount of all monthly deductions made after the start of total disability but before the Company approves a claim for waiver will be added to the cash value by the Company when a claim is approved.

Proof of Disability
Proof of total disability must be furnished:

 .    During the life of the insured; and

 .    During the period of total disability; and

 .    Not more than one year after (a) the due date of a premium in default; or
     (b) the policy anniversary on which the insured is age 65; or (c) the surrender or maturity of the Policy.

The Company has the right to require proof that total disability continues to exist. This right will be exercised at reasonable times; but after total disability has continued for two years, proof will not be required more often than once a year.

Failure to furnish proof of total disability within the time required will not Void or reduce a claim for benefits if it is shown that:

 .    It was not reasonably possible to furnish proof within that time; and

 .    Proof was furnished as soon as reasonably possible.

Policy Benefits
The Policy proceeds will be the same while Monthly Deductions are being waived as they would be if each Monthly Deduction were paid in cash on the first day of the policy month.

Premiums For This Rider
Premiums for this Rider are charged as part of the monthly deductions. The factors for calculating the premiums for the Rider are shown in the Table of Premium Factors for Waiver of Monthly Deductions.

Date of Issue
The Date of Issue of this Rider is the same as the Date of Issue of the Policy unless a later Date of Issue is shown for the Rider in the Policy Schedule. The effective date of this Rider is its Date of Issue.

Not Contestable After Two Years
This Rider will not be contestable after it has been in force during the life of the Insured, and without the occurrence of total disability of the Insured: (a) with respect to the original coverage under the Rider, for two years from the Date of Issue of the Rider; and (b) with respect to each increase in the coverage under the Rider, for two years from the Adjustment Date of the Policy for that increase.

Contract
A copy of the application for this Rider is attached to and made a part of the Rider. This Rider is made a part of the Policy to which it is attached if the Rider is listed in the Policy Schedule.

Termination
This Rider will terminate upon the earliest of:

 .    Termination of the Policy;

 .    An increase in the Face Amount of the Policy which does not qualify for coverage under this Rider;

 .    Death of the Insured; and

 .    Receipt of the Company at its Administrative Office of written election signed by the Owner of the Policy to terminate the Rider.

New England Variable Life Insurance Company
Administrative Office:
501 Boylston Street, Boston, Massachusetts


Robert A. Shafto                       H. James Wilson
/s/                                    /s/
President                              Secretary

Policy Number: Specimen

Table of Premium Factors For Waiver of Monthly Deductions - Disability of Insured Rider

The monthly premium for the Waiver Rider is equal to: the current Cost of Insurance, expense charges and administrative charges for this Policy and the Cost of any riders, excluding any Level Term Insurance Rider, times the Factor from Part A of the Table for the attained age of the insured; plus the amount of any Level Term Insurance Rider divided by 1000 times the factor from Part B of the Table for the attained age of the Insured. This premium is part of the Policy's Monthly Deduction.

Part A

         --------------------------------------------------
               Age   Factor   Age  Factor   Age   Factor
         --------------------------------------------------
                0    .0086    22   .0119    44    .0319
                1    .0086    23   .0123    45    .0344
                2    .0086    24   .0128    46    .0372
                3    .0086    25   .0133    47    .0407
                4    .0086    26   .0136    48    .0449
                5    .0086    27   .0141    49    .0503
                6    .0086    28   .0145    50    .0571
                7    .0086    29   .0150    51    .0657
                8    .0086    30   .0155    52    .0765
                9    .0086    31   .0160    53    .0899
                10   .0086    32   .0166    54    .1065
                11   .0086    33   .0172    55    .1266
                12   .0086    34   .0178    56    .1522
                13   .0086    35   .0186    57    .1742
                14   .0086    36   .0195    58    .1987
                15   .0086    37   .0205    59    .2259
                16   .0088    38   .0216    60    .1273
                17   .0090    39   .0229    61    .1026
                18   .0096    40   .0244    62    .0760
                19   .0102    41   .0259    63    .0472
                20   .0108    42   .0277    64    .0177
                21   .0114    43   .0297

H. James Wilson
/s/
Secretary

Part B

    Age      Factor        Age         Factor        Age         Factor
      0        .01          22          .01           44           .02
      1        .01          23          .01           45           .03

                 2      .01       24     .01       46      .03
                 3      .01       25     .01       47      .04
                 4      .01       26     .01       48      .04
                 5      .01       27     .01       49      .05
                 6      .01       28     .01       50      .06
                 7      .01       29     .01       51      .08
                 8      .01       30     .01       52      .09
                 9      .01       31     .01       53      .12
                10      .01       32     .01       54      .15
                11      .01       33     .01       55      .18
                12      .01       34     .01       56      .23
                13      .01       35     .01       57      .27
                14      .01       36     .01       58      .33
                15      .01       37     .01       59      .39
                16      .01       38     .01       60      .23
                17      .01       39     .01       61      .23
                18      .01       40     .02       62      .23
                19      .01       41     .02       63      .16
                20      .01       42     .02       64      .06
                21      .01       43     .02


H. James Wilson
/s/
Secretary

                                                                          NEV-84

Rider:  Change to a New Insured

The Company agrees that after the first policy year the Policy to which this Rider is attached can be changed to a new policy on the life of a new insured.

Conditions
The change can be made only:

 .    Upon application signed by the Owner of this Policy and by the new insured;

 .    Subject to proof that the new insured is insurable;

 .    If the age of the new insured on the Policy Date of the new policy is at least 1 and the age of the new insured on the Date of Issue of the new policy is less than 70;

 .    If the Owner of this Policy has an insurable interest in the life of the new insured; and

 .    If the Insured under this Policy is living on the Date of Issue of the new policy.

Riders can be attached to the new policy only with the consent of the Company.

This Policy will terminate at the end of the day prior to the Date of Issue of the new policy. The new policy will take effect on its Date of Issue.

The New Policy
The new policy will be issued:

 .    On the same plan of Variable Life insurance as this Policy;

 .    With a Policy Date, a Face Amount and a Death Benefit Option the same as this Policy;

 .    With a Cash Value on its Date of Issue which is equal to the Cash Value of this Policy on the date it terminates;

 .    Subject to any assignments and Policy Loans on this Policy; and

 .    Subject to any change cost.

The Date of Issue of the new policy will be the first day of the policy month which starts on or next follows:

 .    The approval by the Company of the application for the change; and

 .    Payment to the Company of any change cost.

Change Cost and Change Credit
There will be a change cost if there is an increase in the Net Cash Value as a result of the change.

There will be a change credit payable to you if there is a decrease in the Net Cash Value as a result of the change.

A detailed statement of the methods of computing the change cost and change credit have been filed, where required, with the Insurance Department of the state in which the Policy is delivered.

Contract
This Rider is made a part of the Policy to which it is attached if the Rider is listed in the Policy Schedule. This Rider has no cash value.

Termination
This Rider will terminate upon the earliest of: (a) lapse, termination or maturity of the Policy; (b) change of the Policy to a new policy under the provisions of the Rider; and (c) change of ownership of the Policy.

New England Variable Life Insurance Company
Administrative Office:
501 Boylston Street, Boston, Massachusetts


Robert A. Shafto      H. James Wilson
/s/                   /s/
President             Secretary

                                                                      NEV-371-94

Endorsement

As of the Date of Issue of this Policy, the following provision is added to the Policy.

Exchange of Policy for Term Insurance
You can exchange for a policy which provides fixed benefit term insurance the initial Face Amount of this Policy and any increase in Face Amount of this
Policy:

 .    If the Policy is not lapsed;

 .    If the Policy is in force under a Corporate Plan of Deferred Compensation;

 .    If the purchase of insurance under the Plan was not at the option of the
     Insured; and

 .    If the exchange is made within three years of the Policy Date of the
     Policy.

The new policy: will be issued by New England Mutual Life Insurance Company; will have the same Insured as this Policy; will have a Face Amount equal to the amount of coverage being exchanged; and will be on a plan agreed to by New England Mutual Life Insurance Company. For the exchange of the initial Face Amount of this Policy, the new policy will have the same Age and Policy Date as this Policy. For the exchange of an increase in Face Amount of this Policy, the new policy will have: the same age of Insured as the increase; and a Policy Date equal to the Adjustment Date of the increase.

This Policy will terminate after an exchange. The exchange will be subject to: application to exchange the Policy; and proof that the Insured is then insurable. An exchange credit will be paid to you; the credit will be quoted by the Company on request.

A detailed statement of the method of computing the exchange credit has been filed, where required, with the Insurance Department of the state in which the Policy is delivered.

If you surrender this Policy for its Net Cash Value at a time when this Exchange of Policy for Term Insurance would have been available, the Company will automatically pay an amount equal to the exchange credit in lieu of the Net Cash

Value if the Company determines that the exchange credit would be greater.

New England Variable Life Insurance Company
Administrative Office:
501 Boylston Street, Boston, Massachusetts


Robert A. Shafto         H. James Wilson
/s/                      /s/
President                Secretary

                     Explanation of Change Cost or Credit
                                    NEV-84



Exercise of the Change to a New Insured Rider will be subject to an adjustment to reflect the difference in net cash value caused by a change in the surrender charge between the old and the new insureds.

The policyholder will be charged (or credited, if negative) the net cash value after the change minus the net cash value before the change. If the adjustment results in a charge to the policyholder, such charge must be paid by the policyholder before the effective date of the change. If the adjustment results in a credit to the policyholder, New England Variable Life Insurance Company (`NEVLICO') will pay the policyholder in cash.

                        Explanation of Exchange Credit
                                  NEV-371-94



Exercise of the Exchange of Policy to Term Insurance provision will be subject to an adjustment to reflect the difference in the premiums and dividends under the new policy and the cash value, monthly deductions and gross premium expense charges under the amount of coverage being exchanged.

The policyholder will be paid an exchange credit that equals the sum of: the cash value, monthly deductions and gross premium expense charges under the amount of coverage being exchanged: less the gross premiums less the dividends on the new policy (both accumulated with interest). Thus, it is the policyholder, rather than New England Variable Life Insurance Company (`NEVLICO'), that assumes the investment risk.

Once the exchange takes place, there will be an appropriate transfer of funds between NEVLICO and New England Mutual Life Insurance Company (`TNE') to reflect the assumption of the risk by TNE. At the same time, NEVLICO will transfer assets from the Separate Account to the General Account in an amount equal to the policy cash value held in the Separate Account.

                                                                      NEL-435-98
--------------------------------------------------------------------------------
Endorsement                              Endorsement Date:  Date of Issue


As of the Endorsement Date, the following is added to the Policy.

Extended Maturity
The Company agrees to defer the Maturity Date of the Policy to which this Endorsement is attached to the date death proceeds become payable, if that date occurs after the Maturity Date shown in Section 1.

Death Benefit
At age 100 the Company will compare the Net Premiums Paid to the Age 100 Amount. If the Net Premiums Paid is greater than or equal to the Age 100 Amount, the Death Benefit after the original Maturity Date will equal the greater of: the Face Amount of the Policy; and the Cash Value on the date death proceeds become payable. If the Net Premiums Paid is less than the Age 100 Amount, the Death Benefit after the original Maturity Date will equal the Cash Value on the date death proceeds become payable.

In this Policy, "Net Premiums Paid" means the total of the premiums paid in each policy year accumulated at 4% from the first day of the policy year (except premiums paid within 20 days prior to a policy anniversary which are treated as if paid in the next policy year) less every partial surrender accumulated at 4% from the date of surrender. In this Policy, the "Age 100 Amount" is equal to the last value shown in the Table in Section 5 projected to age 100 assuming the Guaranteed Death Benefit Premium is paid on the first day of each policy year and is accumulated at 4%.

Cash Value
The Cash Value of the Policy after the original Maturity Date will be calculated as described in the Cash Value of the Policy Section, except that the Cost of Insurance portion of the Monthly Deductions will be equal to zero.

Riders
All riders attached to the Policy, which are in effect on the original Maturity Date, will terminate on that Date.

Surrender of the Policy
You can surrender the Policy for its Net Cash Value at any time.

NEL-435-98

                                                                Exhibit 1.A.5(b)
                                                                      NEL-435-98

Premiums
Premiums and unscheduled payments cannot be made after the original Maturity Date, unless the Company sends you a premium notice as provided for in the Grace Period provision.

New England Life Insurance Company
501 Boylston Street, Boston, Massachusetts

   ABCD                ABCD
President            Secretary

--------------------------------------------------------------------------------
RIDER: ACCELERATION OF BENEFITS

RECEIPT OF ACCELERATED BENEFITS MAY BE TAXABLE. THEREFORE, PRIOR TO EXERCISING THE OPTION, YOU SHOULD CONSULT A PERSONAL TAX ADVISOR TO DETERMINE ANY TAX CONSEQUENCES.

THE COMPANY agrees to pay an accelerated benefit to the Owner of the Policy if the Insured is terminally ill. This agreement is subject to the following provisions.

ELIGIBLE PROCEEDS

Eligible Proceeds equal: the amount of insurance provided under the basic Policy; minus any Policy Loan and accrued loan interest; plus the amount of benefit provided by any rider the Company consents to exchange for an accelerated benefit. Eligible Proceeds will be calculated as of the date your request for accelerated benefits is received by the Company at its Home Office. When all of the Eligible Proceeds are exchanged: any rider covering the Insured's children will become fully paid-up with no further premiums due; and the Policy and its other riders will terminate.

The Company will not allow the exchange of more than $250,000 of Eligible Proceeds on the life of any insured for accelerated benefits.

BENEFIT BASE

The accelerated benefit will be calculated using the Policy's Benefit Base. The Company will compute the Benefit Base by discounting the Eligible Proceeds being exchanged, using its then current assumptions. The Company's assumptions may change from time to time. Also, the computation of the amount of Benefit Base will reflect:

     .    The life expectancy of the Insured;

     .    The Net Cash Value on the date used to calculate the Eligible
          Proceeds;

     .    The Death Benefit on the date used to calculate the Eligible Proceeds;

     .    Expected future mortality and expense charges;

     .    Interest at a rate set by the Company; and

     . A processing charge of not more than 3% of the Benefit Base before the charge.

NEL-1581-1                                                           (continued)

You may choose to have the benefits paid to you: in one sum; or in monthly payments, if each payment is at least $20. The amount of monthly payments available will be quoted upon request.

If the Insured dies before all monthly payments are made, the present value of any payments not yet made will be paid to the Beneficiary.

Once an Option is chosen and benefits are being paid: the amount exchanged cannot be reduced; the number of payments cannot be changed; and the form of payment cannot be changed.

The obligations of the Company are subject to all payments made and actions taken by the Company under the Policy before it receives at its Home Office proof of the Insured's death.

TERMINAL ILLNESS OPTION

You can exercise this Option if the Insured has a medical condition that is expected to result in death within six months.

To exercise this Option, you must
request acceleration in written form satisfactory to the Company. Also, you must provide the Company with:

     . Certification signed by a licensed medical doctor that the Insured has a medical condition that is expected to result in death within six months; and

     .    Any other information needed by the Company to process your request.


The certification must be supported by evidence satisfactory to the Company.

The Company may require a second opinion by a licensed medical doctor chosen by the Company, at the Company's expense. This right will be exercised at places convenient to the Insured.

PARTIAL ACCELERATION OF BENEFITS

If the Company consents, you may exchange less than the full amount of Eligible Proceeds for an accelerated benefit.

NEL-1581-1                                                           (continued)

CONDITIONS

The Company will accelerate benefits subject to the following conditions:

          .    The Policy must be in force.

          . Every assignee must give written consent to the acceleration in a form satisfactory to the Company.

          . Every irrevocable beneficiary must give written consent to the acceleration in a form satisfactory to the Company.

          . Company consent must be given if there are less than 5 years remaining until the Policy will contractually expire or mature.

          . You are not being required by law to use the accelerated benefits to meet the claims of any creditors, whether in bankruptcy or not.

          . You are not being required by a government agency to accelerate benefits in order to apply for, obtain or keep a government benefit or entitlement.

          . Insurance subject to contestable and suicide provisions will not be included in the Eligible Proceeds.

CONTRACT

This Rider is made a part of the Policy to which it is attached if the Rider is listed in the Policy Schedule. This Rider has no cash value.

DATE OF ISSUE

The Date of Issue of the Rider is the same as the Date of Issue of the Policy unless a later Date of Issue is shown for the Rider in the Policy Schedule. The effective date of the Rider is its Date of Issue.

TERMINATION

This Rider will terminate upon the earliest of: (a) termination or maturity of the Policy; (b) exercise of this Rider; (c) the date on which this Policy would be disqualified as life insurance under the Internal Revenue Code as interpreted by the Internal Revenue Service or a court of competent jurisdiction because this Rider is attached; (d) receipt by the Company at its Home Office of written election signed by the Owner of the Policy to terminate the Rider; and (e) the death of the Insured.



NEW ENGLAND LIFE INSURANCE COMPANY
501 Boylston Street, Boston, Massachusetts

/s/ Robert A. Shafto             /s/ David D. Jordan
President                        Secretary


NEL-1581-1

                                                                        NEV-95-1

Rider:    Aviation Limitation

The Policy to which this Rider is attached is issued by the Company subject to the provisions of this Rider.

Aviation Limitation. If the death of the Insured is an Aviation Death, as defined below, the Death Benefit of the Policy will not be paid; and the amount of any insurance benefit provided by other Riders upon the death of the Insured will not be paid. The policy proceeds will be limited to the Aviation Death Benefit.

Any Spouse Insurance Rider and Children's Insurance Rider attached to the Policy will terminate and no Paid-Up Benefit will be provided if the Insured under the Policy dies in an Aviation Death.

Aviation Death. The death of the Insured will be an "Aviation Death" if death results from, or is contributed to by, flight in or descent from or with any kind of aircraft or spacecraft. However, it will not be an "Aviation Death" if the Insured was only a passenger, with no duties in connection with the flight or descent, and the flight or descent was not for a training or experimental purpose.

Aviation Death Benefit. If the death of the Insured is an Aviation Death, the policy proceeds payable at the death of the Insured will be limited to the following amounts as of the date of death:

 .    The reserve for the Policy; plus

 .    The reserve for any other Riders which provide an insurance benefit upon the death of the Insured; less

 .    Any Policy Loan Balance.

If the death of the Insured is within five years after the Date of Issue of the Policy, the Aviation Death Benefit will be not less than the following amounts as of the date of death:

 .    The total premiums paid for the Policy; plus

 .    The total premiums paid for any Riders which provide an insurance benefit upon the death of the Insured; plus

 .    The total of any Unscheduled Payments made for the Policy; and less

 .    The total amount of partial surrenders and partial withdrawals; and less

 .    Any Policy Loan Balance.

In no event will the Aviation Death Benefit be greater than the policy proceeds which would be payable in the absence of this Aviation Limitation Rider.

Contract. This Rider is made part of the Policy to which it is attached if the Rider is listed in the Policy Schedule. (See Section 1 of the Policy.) This Rider will not lapse if the Policy lapses, but will continue to apply to any insurance continuing after lapse of the Policy. This Rider has no cash value.


New England Variable Life Insurance Company
501 Boylston Street, Boston, Massachusetts


John A. Fibiger                Kernan F. King
/s/                            /s/
President                      Secretary

                                                                        NEV-96-1

Rider:    Military and Naval Aviation Limitation

The Policy to which this Rider is attached is issued by the Company subject to the provisions of this Rider.

Aviation Limitation. If the death of the Insured is an Aviation Death, as defined below, the Death Benefit of the Policy will not be paid; and the amount of any insurance benefit provided by other Riders upon the death of the Insured will not be paid. The policy proceeds will be limited to the Aviation Death Benefit.

Any Spouse Insurance Rider and Children's Insurance Rider attached to the Policy will terminate and no Paid-Up Benefit will be provided if the Insured under the Policy dies in an Aviation Death.

Aviation Death. The death of the Insured will be an "Aviation Death" if death results from, or is contributed to by, flight in or descent from or with any kind of military or naval aircraft or spacecraft. However, it will not be an "Aviation Death" if the Insured was only a passenger, with no duties in connection with the flight or descent, and the flight or descent was not for a training or experimental purpose.

Aviation Death Benefit. If the death of the Insured is an Aviation Death, the policy proceeds payable at the death of the Insured will be limited to the following amounts as of the date of death:

 .    The reserve for the Policy; plus

 .    The reserve for any other Riders which provide an insurance benefit upon the death of the Insured; less

 .    Any Policy Loan Balance.

If the death of the Insured is within five years after the Date of Issue of the Policy, the Aviation Death Benefit will be not less than the following amounts as of the date of death:

 .    The total premiums paid for the Policy; plus

 .    The total premiums paid for any Riders which provide an insurance benefit upon the death of the Insured; plus

 .    The total of any Unscheduled Payments made for the Policy; and less

 .    The total amount of partial surrenders and partial withdrawals; and less

 .    Any Policy Loan Balance.

In no event will the Aviation Death Benefit be greater than the policy proceeds which would be payable in the absence of this Aviation Limitation Rider.

Contract. This Rider is made a part of the Policy to which it is attached if the Rider is listed in the Policy Schedule. (See Section 1 of the Policy.) This Rider will not lapse if the Policy lapses, but will continue to apply to any insurance continuing after lapse of the Policy. This Rider has no cash value.



New England Variable Life Insurance Company
501 Boylston Street, Boston Massachusetts



John A. Fibiger          Kernan F. King
/s/                      /s/
President                Secretary